Exhibit 2.1
DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of Share Capital
Sociedad Química y Minera de Chile S.A. (the “Company”) is an open stock corporation organized under the laws of the Republic of Chile.
Shares
Under the Company’s By-laws, the Company’s share capital is divided into shares of Series A common stock (“Series A Shares”) and shares of Series B common stock (“Series B Shares”). Series A Shares and Series B Shares have the same economic rights (i.e., both series are entitled to share equally in any dividends declared on the outstanding stock) and voting rights at any shareholders meeting, whether ordinary or extraordinary, with the exception of the election of the Board, in which the Series A Shareholders elect seven directors and the Series B Shareholders elect one director. However, the director elected by the Series B Shareholders cannot vote in the election of the Chairman of the Board if a tie has occurred in the first voting process. As of April 29, 2024, there were 142,818,904 Series A Shares and 142,818,904 Series B Shares outstanding.
Dividends are distributed annually to the Series A and Series B Shareholders of record on the fifth business day prior to the date for payment of the dividends. The By-laws do not specify a time limit after which dividend entitlement elapses but Chilean regulations establish that after five years, unclaimed dividends are to be donated to the fire department.
Article 5 of the Company’s By-laws establishes that Series B Shares may in no case exceed 50% of SQM’s issued, outstanding and paid stock. Series B Shares have a restricted right to vote as they can only elect one director of the Company, regardless of their capital stock’s share. Series B Shares have the right to call for an Ordinary or Extraordinary Shareholders’ Meeting when the shareholders of at least 5% of the Series B Shares issued request so and for an Extraordinary Board of Directors Meeting without the Chairman’s authorization when it is requested by the director elected by the shareholders of the Series B Shares. Series A Shares have the option to exclude the director elected by Series B Shareholders from the voting process in which the Chairman of the Board is to be elected, if there is a tie in the first voting process. However, subject to the second transitory article described below, articles 31 and 31 bis of the Company’s By-laws establish that in General Shareholders’ Meetings each shareholder will have a right to one vote for each share he owns or represents and (a) that no shareholder will have the right to vote for himself or on behalf of other shareholders of the same Series A or Series B Shares representing more than 37.5% of the total outstanding shares with right to vote of each Series and (b) that no shareholder will have the right to vote for himself or on behalf of other shareholders representing more than 32% of the total outstanding shares with a right to vote, with any excess being deducted from the number of shares such shareholder may vote. In calculating a single shareholder’s ownership of Series A or B shares, the shareholder’s stock and those pertaining to third parties related to them are to be added.
The second transitory article provides as follows:
“Throughout the period running from the date of the extraordinary shareholders’ meeting at which this transitory article is incorporated, and December 31, 2030, the restriction against voting on behalf of more than 37.5% of any series of shares in the Company, established in article 31 hereof, shall be subject to the following exception, applicable only to the election of board members by means of Series A shares in the Company: If two or more persons, regardless of whether or not they are related parties to each other (the incoming shareholders), act prior to December 31, 2030 such as to acquire a sufficient number of Series A shares to allow them to hold voting powers for the selection of directors of the Company amounting to more than 37.5% of that series, then any registered shareholder or group of shareholders holding more than 37.5% of all Series A shares in the Company shall be entitled to vote for the selection of directors of the Company amounting to whichever is less, between a number of the Series A shares that are held (i) by existing shareholders as of that date, and (ii) by the incoming shareholders with voting rights. Similarly, if for any reason a registered shareholder in the Company as of the date hereof who holds more than 37.5% of Series A shares in the company between the date hereof and December 31, 2030, comes to hold more voting shares for the selection of directors of the Company than the votes allocated for holding 37.5% of said Series A shares, either through a joint action agreement with other shareholders, including existing shareholders, or by any other means, then any other shareholder or group of shareholders in the Company that is not a related party to the same and holds more than 37.5% of all voting Series A shares in the Company, including both existing and incoming shareholders, shall be entitled to vote for the selection of directors of the Company in accordance with whichever number of Series A shares in the Company is the lesser, between (i) the number held by this shareholder or group of shareholders, and (ii) the existing shareholder may have the capacity to vote in excess of the restriction amounting to 37.5% of said shares.”
Article 5 bis of the Company’s By-laws establishes that no person may directly or by means of related third persons concentrate more than 32% of the Company’s total shares with right to vote.
Each Series A Share and Series B Share is entitled to share equally in the Company’s profits, i.e., they have the same rights on any dividends declared on the outstanding shares of the Company.
The Company By-laws do not contain any provision relating to (a) redemption provisions (b) sinking funds or (c) liability to capital calls by the Company.
As established in article 103 of Law No. 18,046, a company subject to the supervision of the CMF may be liquidated in the following cases:
(1)Expiration of the duration term, if any, as established in its By-laws;
(2)All the shares end up in the possession of one individual for more than ten continuous days;
(3)By agreement of an Extraordinary Shareholders Meeting;
(4)By abolition, pursuant to applicable laws, of the decree that authorized its existence;
(5)Any other reason contemplated in its By-laws.
Article 40 of the Company’s By-laws states that in the event of liquidation, the shareholders’ meeting will appoint a three-member receiver committee that will have the authority to carry out the liquidation process. Any surplus will be distributed equally among the shareholders.
The only way to change the rights of the holders of the Company’s shares is by modifying its By-laws, which can only be carried out by an Extraordinary Shareholders’ Meeting, as established in article 28 of the Company’s By-laws.
Shareholders’ Meetings
Article 29 of the Company’s By-laws states that the call to a shareholders’ meeting, either Ordinary or Extraordinary, will be by means of a highlighted public notice that will be published at least three times, and on different days, in the newspaper of the legal address determined by the shareholders’ meeting, and in the way and under the conditions indicated by the regulations. Additionally, a notice will be sent by mail to each shareholder at least fifteen days prior to the date of the Meeting, which shall include a reference of the matters to be addressed at the meeting. However, those meetings with the full attendance of the shares with right to vote may be legally held, even if the foregoing formal notice requirements are not met. Notice of any shareholders’ meeting shall be delivered to the CMF at least fifteen days in advance of such meeting.
Any holder of Series A and/or Series B Shares registered in the Company’s shareholder registry on the fifth business day prior to the date of the meeting will have a right to participate at that meeting
Article 67 of Law No. 18,046 provides that decisions made at Extraordinary Shareholders’ Meeting on the following matters require the approval of 2/3 of the outstanding shares with voting rights: (1) transformation or division of the Company and its merger with another company; (2) modification of the Company’s term of duration, if any; (3) early dissolution of the Company; (4) change of the corporate domicile; (5) capital decrease; (6) approval of contributions and estimation of non-cash assets; (7) modification of powers reserved for Shareholders Meetings or limitations on powers of the Board of Directors; (8) reduction in the number of members of the Board of Directors; (9) disposal of 50% or more of the Company’s assets; formulation or modification of any business plan exceeding the above percentage; disposal of 50% or more of an asset belonging to a subsidiary that represents at least 20% of the Company’s assets and disposal of shares of the referred subsidiary such that the parent company would lose its position as controller of the same; (10) method in which profits are distributed; (11) granting of real or personal guarantees as sureties for third-party obligations that exceed 50% of the Company assets, except for subsidiaries, in which case approval of the Board of Directors shall suffice; (12) acquisition of own shares as set forth in articles 27A and 27B of the said law; (13) other matters indicated in the By-laws; (14) amendment of the Company By-laws as a result of errors in the constitution process and amendments in the By-laws involving one or more of the matters stated in the preceding numbers; (15) forced sale of shares carried out by the controller who would acquire more than 95% of the Company’s shares in a tender offer, and (16) approval or ratification of proceedings or contracts with related parties in accordance with the provisions of articles 44 and 147 of Law No. 18,046.
Amendments to the By-laws that are intended to create, modify, defer or suspend preferential rights shall be approved by 2/3 of the shares of the affected series.
The transformation of the Company, the merger of the same, the disposal of assets referred to in number (9) above, the constitution of guarantees set forth in number (11) above, the constitution of preferences or the increase, postponement or decrease of the existing preferences, the reparation of formal nullities incurred in the By-laws and the possession of more than 95% of the Company’s shares and other matters contemplated in the Law or in the By-laws, confer “withdrawal rights.”
Shareholder Restrictions
There are no restrictions on ownership or share concentration, or limiting the exercise of the related right to vote, by local or foreign shareholders other than as described above under “— Shares”.
Change in Control
The Company By-laws provide that no shareholder may hold more than 32% of the Company’s shares, unless the By-laws are modified at an Extraordinary Shareholders’ Meeting. Moreover, on December 12, 2000, the Chilean Government published the Public Tender Offer Law (Ley de Oferta Pública de Acciones or “OPA law”) that seeks to protect the interests of minority shareholders of open stock corporations in transactions involving a change in control, by requiring that the potential new controller purchase the shares owned by the remaining shareholders either in total or pro rata. The law applies to those transactions in which the controlling party would receive a material premium price compared with the price that would be received by the minority shareholders.

There are three conditions that would make it mandatory to initiate a public tender offer under the OPA law:
1)When an investor wants to take control of a company’s stock.
2)When a controlling shareholder holds two-thirds of the company’s stock. If such shareholder buys one more share, it will be mandatory to offer to acquire the rest of the outstanding stock within 30 days of surpassing that threshold.
3)When an investor wants to take control of a corporation, which, in turn, controls an open stock corporation that represents 75% or more of the consolidated assets of the former corporation.
Parties interested in taking control of a company must (i) notify the company of such intention in writing, and notify its controllers, the companies controlled by it, the CMF and the markets where its stocks are traded and (ii) publish a highlighted public notice in two newspapers of national circulation at least 10 business days prior to the date of commencement of the public tender offer.
Directors
As stated in article 9 of the Company’s By-laws, the Company has eight Directors. One of the directors must be “independent” as such term is defined in article 50 bis of Law No. 18,046. Moreover, the possession of shares is not a condition necessary to become a director of the Company.
As stated in article 10 of the Company’s By-laws, the term of the directors is of three years and they can be reelected indefinitely; thus, there is no age limit for their retirement.
The Company’s By-laws, in articles 16 and 16 bis, essentially establish that the transactions in which a director has a material interest must comply with the provisions set forth in articles 136 and 146 to 149 of Law No. 18,046 and the applicable regulations of such Law.
The Board of Directors duties are remunerated, as stated in article 17 of the Company’s By-laws, and the amount of that compensation is fixed yearly by the Ordinary Shareholders’ Meeting. Therefore, directors can neither determine nor modify their compensation.
Directors cannot authorize Company loans on their behalf.
The Board of Directors must provide shareholders and the public with sufficient, reliable and timely information pertaining to the Company’s legal, economic and financial situation, as required by the Law or the CMF. The Board of Directors must adopt the appropriate measures in order to avoid the disclosure of such information to persons other than those persons who should possess such information as a result of their title, position or activity within the Company before such information is disclosed to shareholders and the public. The Board of Directors must treat business dealings and other information about the Company as confidential until such information is officially disclosed. No Director may take advantage of the knowledge about commercial opportunities that he has obtained through his position as Director.
Independent Directors and Directors Committee
According to Chilean Law, the Company must appoint at least one Independent Director and a Directors’ Committee, due to the fact that (a) the Company has a market capitalization greater than or equal to UF 1,500,000 and (b) at least 12.5% of the Company’s shares with voting rights are held by shareholders who, on an individual basis, control or possess less than 10% of such shares.
Persons who have not been involved in any of the circumstances described in the Law at any time during the preceding 18 months are considered independent. Candidates for the position of Independent Director must be proposed by shareholders representing 1% or more of the Company’s shares, at least 10 days prior to the date of the shareholders’ meeting that has been called in order to elect the Directors. No less than two days prior to the respective shareholders’ meeting, the candidate must provide the Chief Executive Officer with a sworn statement indicating that he:
(1)accepts his candidacy for the position of Independent Director;
(2)does not meet any of the conditions that would prevent him from being the Independent Director;
(3)is not related to the Company, the other companies of the group to which the Company belongs, the controller of the Company, or any of the Company’s officers in such a way that would deprive a sensible person of a reasonable degree of autonomy, interfere with his ability to perform his duties objectively and effectively, generate a potential conflict of interest, or interfere with his independent judgment; and
(4)assumes the commitment to remain independent as long as he holds the position of Director.
The Directors’ Committee shall have the following powers and duties:
(1)to examine the reports of the external auditors, the balance sheet and other financial statements presented by the Company’s managers or liquidators to its shareholders and issue an opinion about the same prior to their submission for the approval of the shareholders;
(2)to propose to the Board of Directors the external auditors and risk rating agencies to be proposed to the shareholders at the respective shareholders’ meeting. In the event that an agreement cannot be reached, the Board of Directors shall formulate its own suggestion, and both options shall be submitted for shareholder consideration at such shareholders’ meeting;
(3)to examine the information relating to operations referred to in articles 146 to 149 of Law No. 18,046 and to prepare a report about such operations. A copy of such report shall be sent to the Board of Directors, and such report must be read at the Board Meeting called for the purpose of approving or rejecting the respective operation or operations;
(4)to examine the remuneration system and compensation plans for the Company’s management, officers and employees;
(5)to prepare an annual report on its activities, including its main recommendations to the shareholders;
(6)to inform the Board of Directors about whether or not it is advisable to hire the external audit firm to provide non-audit services where the audit firm is not prohibited from providing such services because the nature of the same could pose a threat to the audit firm’s independence; and
(7)any other issues indicated in the Company’s By-laws or authorized by a shareholders’ meeting or the Board of Directors.
The Directors’ Committee shall be comprised of three members, with at least one independent member. In the event that more than three Directors have the right to form part of the Committee, these same Directors shall unanimously determine who shall make up the Committee. In the event that an agreement cannot be reached, the Directors who were elected with a greater percentage of votes by shareholders controlling or possessing less than 10% of the Company’s shares shall be given priority. If there is only one Independent Director, this Director shall name the other members of the Committee among the other Directors who are not independent. Such other members of the Committee shall have all of the rights associated with such position. The members of the Committee shall be compensated for their role. The amount of their remuneration shall be set annually at the General Shareholders’ Meeting, and it may not be less than the remuneration set for the Company Directors, plus an additional 1/3 of that amount. The General Shareholders’ Meeting shall determine a budget for the expenses of the Committee and its advisors. Such budget may not be less than the sum of the annual remunerations of the Committee members. The Committee may need to hire professional advisory services in order to carry out its duties in accordance with the abovementioned budget. The proposals made by the Committee to the Board of Directors that are not accepted by the latter must be reported to the shareholders’ meeting prior to the vote by shareholders on the corresponding matter or matters. In addition to the responsibilities that are associated with the position of Director, the members of the Committee are jointly and severally liable for any damages they cause in performing their duties as such to the shareholders and to the Company.
Description of American Depositary Receipts
The following is a summary of the material terms of the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the owners and holders from time to time of American Depositary Shares (“ADSs”). This summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and the form of American Depositary Receipt (“ADR”), copies of which have been filed as an exhibit to the Registration Statement on Form F-6 (Registration Statement No. 333-187744).
An owner of ADSs becomes a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents the ADSs. The Deposit Agreement and the ADR specify the Company’s rights and obligations, as well as the ADR holder’s rights and obligations as owner of ADSs and those of the Depositary. As an ADR holder you appoint the Depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of shares of the Company’s Series B common stock (the “Series B Shares”) will continue to be governed by the laws of Chile, which are different from New York law.
American Depositary Receipts
ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents, as of the date hereof, one Series B Share deposited with Banco Itau Chile, as custodian (the “Custodian”), as agent of the Depositary. An ADR may evidence any number of ADSs.
Deposit and Withdrawal of Deposited Securities
The Depositary will, upon deposit with the Custodian of the requisite number of Series B Shares and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will execute and deliver at its Corporate Trust Office (which is presently located at 101 Barclay Street, New York, New York 10286) to or upon the order of the person or persons specified by the Depositary, upon payment of the fees, charges and taxes provided in the Deposit Agreement, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.
The Depositary will not be required to accept for deposit any Series B Shares unless it receives evidence satisfactory to the Depositary that the deposit has been authorized by the Central Bank of Chile and that the conditions for such authorization set forth in the Foreign Investment Contract (as defined below under “Foreign Currency Conversion — The Foreign Investment Contract”) among the Depositary, the Company and the Central Bank of Chile has been satisfied.
Every person depositing Series B Shares under the Deposit Agreement will be deemed to represent and warrant that the Series B Shares are validly issued, fully paid, non-assessable and free of any preemptive rights, that the certificates for the Series B Shares have been validly authorized and issued and that the deposit of the Series B Shares and the issuance of ADRs evidencing ADSs are not restricted under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
Holders of ADRs are entitled to withdraw the deposited Series B Shares at any time, subject only to (i) temporary delays caused by dosing transfer books of the Depositary or the Company or the deposit of Series B Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited Series B Shares. Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, fees and charges provided in the Deposit Agreement and subject to the terms thereof, ADR holders are entitled to delivery, at the office of the Custodian in Santiago, Chile, of the deposited Series B Shares, any other property or documents of title at the time represented by the surrendered ADRs and a certificate of the Custodian stating that the deposited Series B Shares, are being delivered to such ADR holder in exchange for the surrendered ADRs and that the Depositary waives in favor of the ADR holder the right of access to the Formal Exchange Market relating to such withdrawn Series B Shares. In the event the Depositary determines that there is a reasonable possibility that a fee, tax or other charge will become payable by or be assessed against the Depositary or the Custodian following the delivery, transfer or surrender of ADRs or withdrawal of Series B Shares, the Depositary may, in its discretion, as a condition to consummation of such transaction, require that the ADR holder provide the Depositary with an indemnity bond in such form and amount and with such surety as it may accept as reasonably sufficient to indemnify it against such potential liabilities.
The Depositary is not authorized, in its capacity as Depositary, to deliver Series B Shares by physical delivery, book entry or otherwise, or permit Series B Shares to be withdrawn from the deposit facility except upon the receipt and cancellation of ADRs.
Dividends and Other Distributions
(1)Cash Dividends and Distributions
The Depositary will, as promptly as practicable, convert all cash dividends and other cash distributions received by the Depositary or the Custodian in respect of the deposited Series B Shares into U.S. dollars and, as promptly as practicable, distribute the amount thus received (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of ADRs in proportion to the number of ADSs representing such Series B Shares held by each of them. The amount distributed also will be reduced by any amounts required to be withheld by the Company, the Depositary or the Custodian on account of taxes and the Depositary’s foreign currency conversion expenses. Conversion of such cash amounts from Chilean pesos to U.S. dollars is subject to the terms and conditions of the Deposit Agreement, Chilean law and the Foreign Investment Contract described below under “Foreign Currency Conversion — Foreign Investment Contract”.
(2)Distributions of Series B Shares
If a distribution by the Company consists of a dividend in, or the free distribution of, Series B Shares, the Depositary may after consultation with the Company (or if the Company so requests will) distribute to the holders of outstanding ADRs, in proportion to the number of ADSs representing such Series B Shares held by each of them, additional ADRs for an aggregate number of ADSs representing the number of Series B Shares received as such dividend or free distribution. The Depositary may withhold delivery of ADSs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act. If in the opinion of the Depositary any distribution of Series B Shares cannot be made proportionately among the holders of ADRs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the Series B Shares received, and the distribution of the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of

ADRs entitled thereto as in the case of a distribution received in cash. If additional ADRs or such proceeds are not so distributed, each ADS will thereafter also represent the additional Series B Shares distributed in respect of the Series B Shares represented by such ADS prior to such dividend or free distribution or the net cash proceeds of any such sale.
(3)Distributions of Rights
If the Company offers or causes to be offered to holders of Series B Shares any rights to subscribe for additional Series B Shares or any rights of any other nature, the Depositary will, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights on behalf of the holders of ADRs and making the net proceeds available to the holders of ADRs, or if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to the holders of ADRs or dispose of such rights and make the net proceeds available to such holders of ADRs, then the Depositary will allow the rights to lapse.
If the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain holders of ADRs but not to other holders of ADRs, the Depositary may, after consultation with the Company, distribute to any holder of ADRs to whom it determines the distribution to be lawful or feasible, in proportion to the number of ADSs held by such holder of ADRs, warrants or other instruments therefor in such other forms as it deems appropriate.
If the Depositary determines in its discretion that it is not lawful or feasible to make such rights available to all or certain holders of ADRs, it may after consultation with the Company, sell the rights, warrants or other instruments in proportion to the number of ADSs held by ADR holders to whom it has determined it may not lawfully or feasibly make such rights available and allocate the net proceeds of such sales (net of fees of the Depositary provided in the Deposit Agreement and all taxes and other governmental charges payable) for the account of the holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such holders of ADRs because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise.
The Depositary will not offer any right to subscribe for or to purchase any securities, to holders of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all holders of ADRs or are registered under the Securities Act. If a holder of ADRs requests the distribution of warrants or other instruments notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from counsel in the United States for the Company satisfactory to the Depositary that such distribution does not require registration under the Securities Act. In no event will the Company have any obligation to register such rights or any securities under the Securities Act, secure an exemption for such rights or any securities under the Securities Act or furnish the opinion described above.
(4)Distributions Other than Cash, Series B Shares or Rights
If the Depositary receives any distribution other than a distribution of cash, Series B Shares or rights, the Depositary will after consultation with the Company distribute to the holders of outstanding ADRs, in proportion to the number of ADSs representing such Series B Shares held by them, the securities or other property received in any manner as the Depositary deems equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the holders of ADRs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the securities or other property received, and the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) will be distributed to the holders of ADRs entitled thereto as in the case of a distribution received in cash.
Record Dates
Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to Series B Shares or whenever the Depositary receives notice of any meeting of holders of Series B Shares or shareholders generally, the Depository will fix a record date, which will be the same record date as the record date for the Series B Shares, or as near thereto as practicable, for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.
Voting of the Deposited Securities
As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Series B Shares and any other securities or property represented by the ADSs evidenced by such holders’ ADRs (“Deposited Securities”), the Depository will mail to holders of ADRs a notice in English containing (a) such information as is contained in such notice of meeting or solicitation, (b) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to Chilean law and the provisions of the Company’s By-laws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities, (c) a statement as to the Deposited Securities represented by such ADR holder’s ADSs and (d) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person or persons designated by the Company. Upon the written request of an ADR holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable and permitted under Chilean law and the provisions of or governing the Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person or persons designated by the Company to vote) the Deposited Securities represented by such ADR holder’s ADSs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from an ADR holder with respect to any of the Deposited Securities represented by such ADR holder’s ADSs on or before the date established by the Depositary for such purpose, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote such Deposited Securities represented by such ADR holder’s ADSs. The Depositary will not provide such discretionary proxy to vote on any matter as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given or (b) such matter materially and adversely affects the rights of holders of the Series B Shares. If any requirement of Chilean law, the Company’s By-laws or any securities exchange on which the Series B Shares, other Deposited Securities, ADRs or the ADSs evidenced thereby are listed, does not permit the Depositary to vote in accordance with the instructions received from the ADR holders or in accordance with a deemed discretionary proxy, the Depositary will not vote the Series B Shares or other Deposited Securities.
Changes Affecting Deposited Securities
Upon any change in nominal or par value, split-up, consolidation or other reclassification of Deposited Securities or upon a recapitalization, reorganization, merger, consolidation or sale of assets resulting in securities being received by the Depositary or the Custodian in exchange for, in conversion of or in respect of the Deposited Securities, the ADSs will thereafter represent any new securities received in exchange or conversion, unless new ADRs are issued. The Depositary may, after consultation with the Company, and will, at the Company’s request, in such circumstances deliver additional ADRs to ADS holders as in the case of a dividend in shares or call for the exchange of existing ADRs for new ADRs specifically describing the new Deposited Securities.

Inspection of Transfer Books
The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfer, combination or split-up of ADRs and a register for the registration of ADRs and the registration of the transfer of ADRs that at reasonable times, will be open for inspection by the holders of ADRs and the Company, provided that such inspection will not be for the purpose of communication with holders of ADRs in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.
Reports and Notices
The Company is subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, files certain reports with the U.S. Securities and Exchange Commission (the “Commission”). These reports and other information are available on the Commission’s website (www.sec.gov).
The Depositary will make available for inspection by ADR holders at the Corporate Trust Office of the Depositary any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary, the Custodian or the nominee of either of them as the holder of Series B Shares and (b) made generally available to the holders of Series B Shares by the Company. The Depositary will also send to ADR holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. Any such reports and communications, including any such proxy soliciting materials, furnished to the Depositary by the Company will be furnished in English to the extent such materials are required to be translated into English pursuant to the regulations of the Commission.
Amendment and Termination of the Deposit Agreement
The form of the ADRs and the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. Any amendment that imposes or increases any fees or charges (other than fees of the Depositary for the execution and delivery of ADRs and taxes and other governmental charges), or that otherwise prejudices any substantial existing right of ADR owners, will, not take effect as to outstanding ADRs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding ADRs. Every holder of ADRs at the time such amendment so becomes effective, if such holder has been given such notice, will be deemed by continuing to hold such ADR to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADR as amended thereby. In no event may any amendment impair the right of any ADR holder to surrender its ADR and receive therefor the Series B Shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.
Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by giving notice of such termination to the holders of ADRs at least 90 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement at any time 90 days after the Depositary has delivered to the Company and the holders of ADRs its written resignation provided that a successor depositary has not been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the Series B Shares and any other property represented by such ADRs, the sale of rights as provided in the Deposit Agreement and the delivery of Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange, for surrendered ADRs. At any time after the expiration of four months from the date of termination, the Depositary may sell the Series B Shares and any other property represented by such ADRs and hold uninvested, the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore been surrendered.
Charges of Depositary
The Depositary will charge the party to whom ADRs are issued (including issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement) and the party surrendering ADRs for delivery of deposited Series B Shares or other Deposited Securities, property and cash, a fee of up to US$5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs so issued or surrendered. The Depositary will also charge holders of ADRs a fee for, and will deduct such fee from, the distribution of proceeds from the sale of securities or rights pursuant to the Deposit Agreement in an amount equal to the fee that would have been charged as a result of the deposit by holders of securities or Series B Shares received in exercise of rights distributed to them had such rights nor been sold by the Depositary and the net proceeds therefrom distributed. The Company will pay all other charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, as agreed from time to time between the Company and the Depositary, except for taxes and other government charges, any applicable share transfer and registration fees on deposits or withdrawals of Series B Shares, certain cable, telex and facsimile transmission charges and such expenses as are incurred by the Depositary in the conversion of foreign currency into U.S. dollars, which will be for the account of the holders of ADRs.
Foreign Currency Conversion
If the Depositary or the Custodian receives Chilean pesos or other foreign currency by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights distributed and in the judgment of the Depositary the foreign currency may be converted on a reasonable basis to U.S. dollars and transferred to the United States, the Depositary will, subject to the Foreign Investment Contract and Chilean law, as promptly as practicable, convert such foreign currency into U.S. dollars and distribute the converted amounts, as promptly as practicable, to the holders of ADRs entitled thereto or, if the Depositary has distributed any warrants and/or instruments which entitle the holders thereof to such U.S. dollar amounts, to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among such holders of ADRs because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise and will be net of any expenses of the Depositary for the conversion of the foreign currency into U.S. dollars.
If the Depositary determines that in its judgment any foreign currency received by it cannot be converted into U.S. dollars on a reasonable basis and transferred to the United States, or if the Foreign Investment Contract ceases to be in effect or the rights of the Depositary thereunder are restricted or suspended, or any other approval or license of any government or agency required for such conversion is denied or in the Depositary’s opinion, not obtainable, or any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary will (i) convert the foreign currency into U.S. dollars, to the extent permitted, and transfer such U.S. dollars to the United States for distribution to ADR holders for whom the conversion and distribution is practicable, (ii) if requested in writing by an ADR holder, distribute such foreign currency to ADR holders for whom distribution is lawful or practicable, or (iii) hold such foreign currency uninvested and without liability for interest thereon, for the respective accounts of the ADR holders entitled to receive the same.
Foreign Investment Contract
The Company entered into a foreign investment contract (Convención Capítulo XXVI del Título I del Compendio de Normas de Cambios Internacionales or the “Foreign Investment Contract”) with the Central Bank of Chile and the Depositary, pursuant to Article 47 of the Central Bank Act and Chapter XXVI of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (the

“Compendium”). Chapter XXVI of the Compendium governs the issuances of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to ADSs could be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments needed to be remitted through the Formal Exchange Market. Foreign investors who have purchased Series B Shares and deposited them in the ADR program under the Foreign Investment Contract have access to the Formal Exchange Market for the purpose of converting from Chilean pesos into U.S. dollars and repatriating the U.S. dollars from Chile, any amounts received with respect to deposited Series B Shares or Series B Shares withdrawn from deposit on surrender of the ADSs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying Series B Shares and any rights with respect thereto). As of April 19, 2001, Chapter XXVI of the Compendium was eliminated and new investments in ADSs are now governed by Chapter XIV of the Compendium. However, because the Foreign Investment Contract was entered into pursuant to Chapter XXVI of the Compendium before its elimination, the terms of the Foreign Investment Contract continue to apply to foreign investors in the Company’s ADSs.
Pre-Release of ADRs
Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may, however, execute and deliver ADRs prior to the receipt of Series B Shares (“Pre-Release”). The Depositary may, pursuant to the Deposit Agreement, deliver Series B Shares upon the receipt and cancellation of an ADR or ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR or ADRs have been Pre-Released. The Depositary may receive ADRs in lieu of Series B Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom ADRs are to be delivered that such person, or its customer, (i) owns the deposited Series B Shares or ADRs to be remitted and (ii) assigns all beneficial right, title and interest in such Series B Shares or ADRs to the Depositary for the benefit of the holders of ADRs, (b) at all times fully collateralized with cash or U.S. government securities, (c) terminable by the Depositary on not more than five business days’ notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of ADRs which are outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the Series B Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it reasonably deems appropriate. The Depositary will also set U.S. dollar limits with respect to the number of ADRs issued by Pre-Release in connection with transactions done in accordance with the terms of this paragraph with any one person on a case by case basis as it deems appropriate. The collateral referred to in clause (b) above will be held by the Depositary for the benefit of the holders of ADRs as security for the performance of the obligations to deliver Series B Shares set forth in clause (a) above. The Depositary may retain for its own account any compensation received by it in connection with Pre-Releases. Neither the Company nor the Custodian will incur any liability to ADR holders as a result of any such transaction.
Limitations on Obligations and Liabilities
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates will incur any liability to any ADR holder (i) if by reason of (A) any present or future law or regulation of the United States, Chile or any other country or of any stock exchange or governmental or regulatory authority (including the breach by the Central Bank of Chile of the Foreign Investment Contract), (B) any provision of the Foreign Investment Contract, or, in the case of the Depositary or its agents, any provision of the Company’s By-laws, (C) any provision of any securities issued or distributed by the Company or of the deposited Series B Shares, or any offering or distribution thereof, or (D) any act of God, war, terrorism, or any other circumstance beyond its control, the Depositary, the Company or any of their agents is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, performing their obligations under the Deposit Agreement, the Foreign

Investment Contract, the Company’s By-laws, or the deposited Series B Shares, (ii) for any non-performance or delay, caused as described above, in the performance of its obligations under the Deposit Agreement, (iii) for any exercise of or failure to exercise any discretion provided for under the Deposit Agreement, (iv) for the inability of any holder of ADRs to benefit from any distribution, offering, right or other benefit which is made available to the holders of Series B Shares, but is not, under the terms of the Deposit Agreement made available to the holders of ADRs or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.
The obligations and liabilities of the Company and the Depositary and its agents under the Deposit Agreement are expressly limited to performing without negligence or bad faith their respective obligations specified therein.
Transfer, Combination or Split-Up of ADRs
The Depositary will act as ADR registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.
The transfer of the ADRs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR or ADRs or the delivery of any distribution thereon or the withdrawal of any Series B Shares or any property represented by the ADRs, the Depositary or the Custodian may, and upon the instruction of the Company will, require from the holder or the presenter of the ADR or the depositor of the shares (a) payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or the Company for any tax or other government charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADR or upon surrender of the ADR, as set forth in the Deposit Agreement, and (b) the production of proof satisfactory to the Depositary or Custodian of identity or genuineness of any signature and proof of citizenship, residence, exchange control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with applicable conditions of the Foreign Investment Contract, compliance with all other applicable provisions of or governing the Series B Shares or any other Deposited Securities and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper as the Company may require by written request to the Depositary or the Custodian. The delivery, registration, registration of transfer, split-up or combination of ADRs, or the deposit or withdrawal of shares or other property represented by ADRs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time.
Reporting Obligations of ADR Holders
Holders of ADRs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the Series B Shares. Any holder of ADRs who is or becomes directly or indirectly interested in 5% or such other percentage as may be prescribed by law or regulation) or more of the outstanding Series B Shares must within 10 days after becoming so interested and thereafter upon certain changes in such interests notify the Company and the SEC as required by such rules and regulations. In addition, holders of ADRs are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of the Securities Market Law, which provision may apply when a holder beneficially owns an amount of ADRs that represents 10% or more of the total share capital of the Company or has the intention of taking control of the Company. See “Description of Share Capital” above.
Valuation of Underlying Shares for Chilean Law Purposes
For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the Series B Shares delivered to any holder upon surrender of ADRs will be the highest reported sales price of the Series B Shares on the Santiago Stock Exchange for the day on which the transfer of the Series B Shares is recorded under the name of such holder. In the event that the Series B Shares are not traded on the Santiago Stock Exchange, the value will be deemed to be the highest reported sales price of the Series B Shares on the principal stock exchange or other organized securities market in Chile on which the Series B Shares are then traded. In the event that no sales price is reported on the day on which the transfer of the Series B Shares is recorded, the value will be deemed to be the highest reported sales price of the Series B Shares on the last day on which such sales price was reported. However, if 30 or more days have lapsed since the last sales price was reported, the sales price will be increased by the percentage increase over the corresponding period in the Chilean Consumer Price Index.